Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-8 No. 333-216495, 333-224591, 333-229530, 333-236257, 333-252789, 333-262543) pertaining to the Snap Inc. Amended and Restated 2012 Equity Incentive Plan, Snap Inc. Amended and Restated 2014 Equity Incentive Plan, Snap Inc. 2017 Equity Incentive Plan, Snap Inc. 2017 Employee Stock Purchase Plan, and a separate Snap Inc. Restricted Stock Unit Award Agreement

(2)	Registration Statement (Form S-3 ASR No. 333-252796) of Snap Inc.
of our reports dated January 31, 2023, with respect to the consolidated financial statements of Snap Inc., and the effectiveness of internal control over financial reporting of Snap Inc., included in this Annual Report (Form 10-K) of Snap Inc. for the year ended December 31, 2022.
/s/ Ernst & Young LLP
Los Angeles, California
January 31, 2023